SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 21, 2005

LIFECELL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	01-19890	76-0172936
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Millenium Way Branchburg, New Jersey	08876
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (908) 947-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 21, 2005, LifeCell Corporation (“LifeCell”) entered into employment agreements with each of Paul G. Thomas, LifeCell’s Chairman, President and Chief Executive Officer, Steven T. Sobieski, LifeCell’s Vice President Finance and Chief Financial Officer, and Lisa N. Colleran, LifeCell’s Senior Vice President, Commercial Operations.

Compensation

The employment agreements provide for annualized base salary (which base salary may be periodically adjusted but not decreased) as follows: Mr. Thomas- $455,000 (retroactive to June 1, 2005); Mr. Sobieski- $232,000; and Ms. Colleran- $260,750. Under the employment agreements, each executive is entitled to participate in LifeCell’s incentive compensation plan with a target bonus for calendar year 2005 as follows: Mr. Thomas-60% of base salary; Mr. Sobieski-35% of base salary; and Ms. Colleran-35% of base salary. Each executive also is entitled to participate in the LifeCell Equity Compensation Plan or any successor equity compensation plan, as well as in LifeCell’s employee benefit plans and programs (excluding severance plans). Mr. Thomas is also entitled to receive an automobile allowance of $15,000/year (retroactive to June 1, 2005) under the terms of his agreement.

Term; Severance

Employment under the employment agreements continues until the agreement is terminated (a) as a result of the executive’s death or “disability,” (b) by LifeCell with or without “cause,” (c) by the executive with or without “good reason,” or (d) by mutual agreement. If the executive is terminated as a result of his or her death or disability, in addition to accrued compensation and vested benefits, he/she is entitled to a bonus (based upon the greater of the prior year’s bonus or the target bonus for the year of termination), pro-rated based on the number of days he/she was employed during the year of termination and payable as follows: Mr. Thomas-over 18 months; Mr. Sobieski-over 12 months; and Ms. Colleran-over 12 months. If Mr. Thomas is terminated without cause or he resigns for good reason, in addition to accrued compensation and benefits and the pro-rata bonus described above, he is entitled to continuation of his salary and bonus (based on the greater of the prior year’s bonus or his target bonus for the year of termination) for 18 months and 18 months of subsidized COBRA coverage. If Mr. Sobieski or Ms. Colleran is terminated without cause, in addition to accrued compensation and benefits and the pro-rata bonus described above, he/she is entitled to continuation of his/her salary and bonus (based on the greater of the prior year’s bonus or the target bonus for the year of termination) for 12 months, 12 months of subsidized COBRA coverage, and an additional six months of COBRA coverage at LifeCell’s sole expense. In addition, if Mr. Sobieski is terminated without cause, (a) with respect to stock options granted prior to September 21, 2005, such options will continue to vest in accordance with the vesting schedule set forth in the applicable stock option agreement for a period of 12 months following the termination, and he will have until the earlier of (1) the 10 year anniversary of the date of the grant, or (2) the 12-month anniversary of his termination, to exercise such options (to the extent vested), (b) with respect to stock options granted on or after September 21, 2005, he shall have until the earlier of (1) the 10 year anniversary of the date of the grant, or (2) 1 day less than the 3 month anniversary of his termination, to exercise such number of options as would have become exercisable had he continued to be employed for a period of 12 months after termination, and (c) with respect to only the restricted stock award covering 50,000 shares of LifeCell’s common stock granted to Mr. Sobieski on July 20, 2005, the restrictions that would have otherwise lapsed had he continued to be employed for a period of 12-months following the date of termination shall be deemed to have lapsed on the date of termination. Separation payments and benefits are conditioned upon the execution of a general release by the executive in favor of LifeCell and related parties.

Change in Control Payments and Benefits

Under Mr. Thomas’ employment agreement, if within the period beginning six months prior to a change in control and ending 18 months after a change in control there occurs a “trigger event,” Mr. Thomas will be entitled to receive: (a) a lump sum payment equal to 2.9 times the sum of his base salary and bonus (based upon the greater of his bonus for the year prior to the trigger event or his target bonus for the year in which the trigger event occurred); and (b) subsidized COBRA coverage for 18 months. Under Mr. Sobieski’s employment agreement, if within the period beginning six months prior to a change in control and ending 12 months after a change in control there occurs a “trigger event,” Mr. Sobieski will be entitled to receive: (a) a lump sum payment equal to 2 times the sum of his base salary and bonus (based upon the greater of his bonus for the year prior to the trigger event or his target bonus for the year in which the trigger event occurred); and (b) subsidized COBRA coverage for 12 months and COBRA coverage at the sole cost of LifeCell for an additional six months. Under Ms. Colleran’s employment agreement, if within the period beginning six months prior to a change in control and ending 12 months after a change in control there occurs a “trigger event,” Ms. Colleran will be entitled to receive: (a) payments in an aggregate amount equal to the product of: (i) either (y) if the trigger event occurs prior to September 21, 2006, 1.5, or (z) if the trigger event occurs on or after September 21, 2006, 2.0; and (ii) the sum of her base salary and bonus (based upon the greater of her bonus for the year prior to the trigger event or her target bonus for the year in which the trigger event occurred), payable over 18 months or 24 months, as applicable; and (b) subsidized COBRA coverage for 12 months and COBRA coverage at the sole cost of LifeCell for an additional 6 months. For each of the executives, if the trigger event occurs on or after July 1 of any calendar year, he/she also will be entitled to receive 50% of his/her target bonus for the year in which the trigger event occurred. Payments and benefits upon a trigger event are in lieu of the severance payments described in the paragraph above captioned “Term; Severance” and are conditioned upon the execution of a general release in favor of LifeCell and related parties. A “trigger event” is defined to include, without limitation, termination by LifeCell without cause or resignation by the executive for good reason.

Additionally, unless otherwise provided in a separate stock option agreement, restricted stock purchase agreement or stock award agreement entered into after September 21, 2005, upon a change in control all stock options and any other equity based compensation shall become immediately vested and exercisable for the longer of the exercise period in effect immediately prior to the change in control or the period ending 90 days after the change in control. However, with respect to the restricted stock awards consisting of a retention stock award and a performance stock award granted to Mr. Thomas and Ms. Colleran on July 20, 2005, upon a change in control prior to the “vesting date” the restrictions applicable to all of the retention shares and only a portion of the performance shares granted to Mr. Thomas and Ms. Colleran, respectively, shall lapse.

In the event that any payment or benefit that Mr. Thomas, Mr. Sobieski or Ms. Colleran would receive would otherwise constitute a “parachute payment” under Section 280G of the Internal Revenue Code and be subject to the excise tax imposed by Section 4999 of the Code, such payment and benefits will be reduced to an amount equal to either (a) the largest portion of the payment and benefits that would result in no portion of the payment and benefits being subject to the excise tax or (b) the largest portion of the payment, up to and including the total, of the payment, whichever amount, after taking into account all taxes and the excise tax, results in the executive’s receipt, on an after tax basis, of the greater amount of the payment and benefits.

Indemnification; D&O Insurance

Under the terms of the employment agreements, the executives are indemnified against all claims arising out of their actions or omissions during their employment to the fullest extent provided by (a) LifeCell’s Certificate of Incorporation and/or Bylaws, (b) LifeCell’s D&O liability and general insurance policies, and (c) under the Delaware General Corporation Law, as each may be amended. LifeCell is obligated to maintain D&O liability and general insurance policies to fund the indemnity in the same amount and to the same extent it maintains such coverage for the benefit of its other officers and directors.

Confidentiality, Assignment of Contributions and Inventions, Non-Competition and Non-Solicitation Agreement

In addition, the executives are subject to confidentiality, assignment of contributions and inventions, non-competition and non-solicitation agreements which provide for the assignment of all “contributions” and “inventions,” and prohibit the executive from engaging in a “competitive business” or soliciting employees, agents, customers, distributors and suppliers during his/her employment and for a period of one year after the termination of his/her employment.

The foregoing description of the terms of the employment agreements is qualified in its entirety by reference to the actual terms of the employment agreements, which are attached as Exhibits 10.1 through 10.3 to this report.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

As described above, the following Exhibit is furnished as part of this Current Report on Form 8-K:

Exhibit 10.1 -	Employment Agreement dated as of September 21, 2005 by and between LifeCell Corporation and Paul G. Thomas

Exhibit 10.2 -	Employment Agreement dated as of September 21, 2005 by and between LifeCell Corporation and Steven T. Sobieski

Exhibit 10.3 -	Employment Agreement dated as of September 21, 2005 by and between LifeCell Corporation and Lisa N. Colleran

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFECELL CORPORATION

	By:	/s/ Steven T. Sobieski
Steven T. Sobieski
Chief Financial Officer

Date: September 26, 2005